Exhibit 3.1

COMPOSITE* OF

RESTATED CERTIFICATE OF INCORPORATION

OF

 AAR CORP.

        It is hereby certified that:

        1.     (a) The present name of the corporation (hereinafter called the "Corporation") is AAR CORP.

        (b)   The name under which the Corporation was originally incorporated is Allen Aircraft Radio, Inc.; and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of Delaware is April 11, 1966.

        2.     The provisions of the certificate of incorporation of the Corporation as heretofore amended or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of AAR CORP. The Restated Certificate of Incorporation of AAR CORP. only restates and integrates and does not further amend the provisions of the Corporation's certificate of incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of the Restated Certificate of Incorporation of AAR CORP.

        3.     The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

Restated Certificate of Incorporation

of

 AAR CORP.

        FIRST:    The name of the corporation (hereinafter called the Corporation) is:

AAR CORP.

        SECOND:    The respective names of the County and of the City within the County in which the registered office of the Corporation is to be located in the State

*as of 10/13/99 amendment

of Delaware are the County of Kent and the City of Dover. The name of the registered agent of the Corporation is The Prentice-Hall Corporation System, Inc. The street and number of said registered office and the address by street and number of said registered agent is 229 South State Street, Dover, Delaware.

        THIRD:    The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows:

          To acquire, buy, sell, import, export, invent, devise, design, manufacture, make, contract with others for the manufacture of, construct, assemble, service, salvage, overhaul, renovate, recondition, remodel, alter, repair, refinish, recover, develop, use, own, operate, charter, lease as lessor and lessee, license the use of as licensor and licensee, acquire, receive, assign, transfer and grant options, franchises, and rights in respect of, maintain, exchange, distribute and generally deal in and with, at wholesale and retail and as principal, agent, broker, factor, jobber, distributor, and in any other lawful capacity, civilian and military aircraft and spacecraft of any and all kinds, including vertical and short take-off and landing aircraft and experimental models and engines, fuselages, motors, parts, accessories, radios, communication and navigational aids, supplies, appliances, devices, apparatus, fixtures, specialties, appurtenances, sundries and equipment for aircraft of any and all kinds.

          To maintain and operate plants, laboratories and establishments for testing, developing and improving the design and construction of any and all kinds of aircraft and aircraft engines, propellers, equipment, instruments and accessories, and any and all kinds of devices, appliances, apparatus and mechanisms used or useful in connection with aerial navigation or transportation, or in aid thereof; to discover and apply new or improved technical principles relating thereto, and generally, to conduct, carry on, and engage in any and all kinds of research and experimental work in or in connection with, any and all branches of the art or science of aeronautics and of aerodynamics and of any and all related arts or sciences; to give, hold, maintain, carry on, manage, and participate in exhibitions and compositions of any and all kinds useful or proper for increasing and developing interest in aeronautics or disseminating information with respect thereto.

          To own, design, erect, build, construct, license the use of as licensor and licensee, lease as lessor and lessee, buy, or otherwise acquire, sell, charter, exchange, transfer, assign, convey, or otherwise dispose of, equip, maintain, use, operate, or otherwise manage, aircraft, airports, aircraft landing fields, seadromes, terminals, stations, depots, docks, land and sea lighthouses, landing buoys, mooring facilities, shops, buildings, factories, hangars, garages, shipyards, wharves, warehouses, and all other structures and air and water navigation facilities, ratio and all other types and kinds of communications systems, and any and all facilities, equipment and appurtenances incidental, necessary, useful, auxiliary to, or convenient for, the business and operations conducted, engaged in, and carried on by the corporation.

          To acquire by purchase, exchange, concession, easement, contract, lease or otherwise, to hold, own, use, control, manage, improve, maintain and develop, to mortgage, pledge, grant, sell, convey, exchange, assign, divide, lease, sublease, or otherwise encumber and dispose of, and to deal and trade in, real estate improved or unimproved, lands, leaseholds, options, concessions, easements, tenements, hereditaments and interests in real, mixed, and personal property, of every kind and description wheresoever situated, and any and all rights therein.

          To manufacture, process, purchase, sell and generally to trade and deal in and with goods, wares and merchandise of every kind, nature and description, and to engage and participate in any mercantile, industrial or trading business of any kind or character whatsoever.

          To apply for, register, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge or otherwise dispose of, and, in any manner deal with and contract with reference to:

            (a)   inventions, devices, formulae, processes and any improvements and modifications thereof;

            (b)   letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trademarks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto;

            (c)   franchises, licenses, grants and concessions.

            To purchase or otherwise acquire, and to hold, mortgage, pledge, sell, exchange or otherwise dispose of, securities (which term, for the purpose of this Article THIRD, includes, without limitation of the generality thereof, any shares of stock, bonds, debentures, notes, mortgages, or other obligations, and any certificates, receipts or other instruments representing rights to receive, purchase or subscribe for the same, or representing any other rights or interests therein or in any property or assets) created or issued by any persons, firms, associations, corporations, or governments or subdivisions thereof; to make payment therefor in any lawful manner; and to exercise, as owner or holder of any securities, any and all rights, powers and privileges in respect thereof.

            To make, enter into, perform and carry out contracts of every kind and description with any person, firm, association, corporation or government or subdivision thereof; to enter into general partnerships, limited partnerships (whether the corporation be a limited or general partner), joint ventures, syndicates, pools, associations and other arrangements for carrying on of one or more of the purposes set forth in this Certificate of Incorporation, jointly or in common with others.

            To acquire by purchase, exchange or otherwise, all, or any part of, or any interest in, the properties, assets, business and good will of any one or more persons firms, associations or corporations heretofore or hereafter engaged in any business for which a corporation may now or hereafter be organized under the laws of the State of Delaware; to pay for the same in cash, property or its own or other securities; to hold, operate, reorganize, liquidate, sell or in any manner dispose of the whole or any part thereof; and in connection therewith, to assume or guarantee performance of any liabilities, obligations or contracts of such persons, firms, associations or corporations, and to conduct the whole or any part of any business thus acquired.

            To lend its uninvested funds from time to time to such extent, to such persons, firms, associations, corporations, governments or subdivisions thereof, and on such terms and on such security, if any, as the Board of Directors of the corporation may determine.

            To endorse or guarantee the payment of principal, interest or dividends upon, and to guarantee the performance of sinking fund or other obligations of, any securities, and to guarantee in any way permitted by law the performance of any of the contracts or other undertakings in which the corporation may otherwise be or become interested, of any person firm, association, corporation, government or subdivision thereof, or of any other combination, organization or entity whatsoever.

            To borrow money for any of the purposes of the corporation, from time to time, and without limit as to amount; from time to time to issue and sell its own securities in such amounts, on such terms and conditions, for such purposes and for such prices, now or hereafter permitted by the laws of the State of Delaware and by this Certificate of Incorporation, as the Board of Directors of the Corporation may determine; and to secure such securities by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, the whole or any part of the properties, assets, business and good will of the corporation, then owned or thereafter acquired.

            To draw, make, accept, endorse, discount, execute, and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or transferable instruments and evidences of indebtedness whether secured by mortgage or otherwise, as well as to secure the same by mortgage or otherwise, so far as may be permitted by the laws of the State of Delaware.

            To purchase, hold, cancel, reissue, sell, exchange, transfer or otherwise deal in its own securities from time to time to such an extent and in such manner and upon such terms as the Board of Directors of the Corporation shall determine; provided that the Corporation shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital, except to the extent permitted by law; and provided further that shares of its own capital stock belonging to the corporation shall not be voted upon directly or indirectly.

            To organize or cause to be organized under the laws of the State of Delaware, or of any other State of the United States of America, or of the District of Columbia, or of any territory, dependency, colony or possession of the United States of America, or of any foreign country, a corporation or corporations for the purpose of transacting, promoting or carrying on any or all of the objects or purposes for which corporations may be organized, and to dissolve, wind up, liquidate, merge or consolidate any such corporation or corporations or to cause the same to be dissolved, wound up, liquidated, merged or consolidated.

            To conduct its business in any and all of its branches and maintain offices both within and without the State of Delaware, in any and all States of the United States of America, in the District of Columbia, in any or all territories, dependencies, colonies or possessions of the United States of America, and in foreign countries.

            To carry out all or any part of the foregoing objects and purposes in any and all parts of the world and to conduct business in all or any of its branches as principal, factor, agent, contractor or otherwise, either alone or through or in conjunction with any corporation, associations, partnerships, firms, trustees, syndicates, individuals, organizations and other entities located in or organized under the laws of any part of the world, either directly or indirectly as a member of any partnership, general or limited, and, in carrying out, conducting or performing its business and attaining or furthering any of its objects and purposes, to maintain offices, branches and agencies in any part of the world, to make and perform any contracts and to do any acts and things, and to carry on any business, and to exercise any powers suitable, convenient or proper for the accomplishment of any of the objects and purposes herein specified or which at any time may appear conducive to or expedient for the accomplishment of any of such objects and purposes and which might be engaged in or carried on by a corporation formed under the General Corporation Law and to have and exercise all of the powers conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law.

        The foregoing provisions of this Article THIRD shall be construed both as purposes and powers and each as an independent purpose and power. The foregoing enumeration of specific purposes and powers shall not be held to limit or restrict in any manner the purposes and powers of the Corporation, and the purposes and powers herein specified shall, except when otherwise provided in this Article THIRD, be in no wise limited or restricted by reference to, or inference from, the terms of any provision of this or any other Article of this Certificate of Incorporation; provided, that the Corporation shall not carry on any business or exercise any power in the State of Delaware or in any state, territory, or country which under the laws thereof the Corporation may not lawfully carry on or exercise.

        FOURTH:    The total number of shares which the Corporation shall have authority to issue is One Hundred Million Two Hundred Fifty Thousand (100,250,000), of which Two Hundred Fifty Thousand (250,000) shares at a par value of $1.00 per share shall be Preferred Stock and One Hundred Million (100,000,000) shares at a par value of $1.00 per share shall be Common Stock. Any and all such shares issued, and for which the full consideration has been paid or delivered, shall be deemed fully paid shares and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

        The Preferred Stock shall be issued from time to time in one or more series with such distinctive serial designations and (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such price or prices; (c) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock; (d) may be entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments; and (f) shall have such other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board.

        No holder of any of the shares of the stock of the corporation, whether now or hereafter authorized and issued, shall be entitled as of preemptive right to purchase or subscribe for (1) any unissued stock of any class, or (2) any additional shares of any class to be issued by reason of any increase of the authorized capital stock of the corporation of any class, or (3) bonds, certificates of indebtedness, debentures or other securities convertible into stock of the corporation, or carrying any right to purchase stock of any class, and any such unissued stock or such additional authorized issue of any stock or of other securities convertible into stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.

        Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, at any and all meetings of the stockholders of the Corporation, on all propositions before such meetings and cumulative voting shall not apply in the election of directors.

        FIFTH:    The minimum amount of capital with which the corporation will commence business is One Thousand Dollars.

        SIXTH:    The names and places of residence of each of the incorporators are as follows:

Name	Place of Residence
R. G. Dickerson	Dover, Delaware
J. A. Kent	Dover, Delaware
Z. A. Pool, III	Dover, Delaware

        SEVENTH:    The corporation is to have perpetual existence.

        EIGHTH:    The private property of the stockholders of the corporation shall not be subject to the payment of corporate debts to any extent whatever.

        NINTH:    For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders, it is further provided:

          1.     In no event shall the number of directors be less than the minimum number prescribed by law. The election of directors need not be by ballot. Directors need not be stockholders.

          2.     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered:

            (a)   To make, alter, amend, and repeal by-laws.

            (b)   Subject to the applicable provisions of the by-laws then in effect, to determine, from time to time, whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of the corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors or of the stockholders of the corporation.

            (c)   Without the assent or vote of the stockholders, to authorize and issue obligations of the corporation, secured or unsecured, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors, in its sole discretion, may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the corporation, real or personal, including after-acquired property.

            (d)   To establish bonus, profit sharing or other types of incentive or compensation plans for the employee (including officers and directors) of the corporation and to fix the amount of profits to be distributed or shared and to determine the persons to participate in any such plans and the amounts of their respective participations.

        In addition to the powers and authorities hereinbefore or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of the Certificate of Incorporation and of the by-laws of the corporation.

          3.     Any officer elected or appointed by the Board of Directors may be removed at any time in such manner as shall be provided in the by-laws of the Corporation.

          4.     In the absence of fraud, no contract or other transaction between this corporation and any other corporation or any partnership or association shall be affected or invalidated by the fact that any director or officer of this corporation is pecuniarily or otherwise interested in or is a director, member or officer of such other corporation or of such firm, association or partnership or is a party to or is pecuniarily or otherwise interested in such contract or other transaction or in any way connected with any person or persons, firm, associations partnership or corporation pecuniarily or otherwise interested therein, provided such interest is either known or made known to the other directors; any director may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation for the purpose of authorizing any such contract or transaction, and may vote thereat to authorize any such contract or transaction with like force and effect as if he were not so interested, or were not an officer, director, member, or partner of such other firm, corporation, association or partnership.

          5.     Any contract, act or transaction of the corporation or of the directors may be ratified by a vote of a majority of the shares having voting powers at any meeting of stockholders, or at any special meeting called for such purpose, and such ratification shall, so far as permitted by law and by this Certificate of Incorporation, be as valid and as binding as though ratified by every stockholder of the corporation.

        TENTH:    The business and affairs of this corporation shall be managed by or under the direction of the Board of Directors. Subject to the other provisions of this Article TENTH, the Board of Directors shall determine the rights, powers, duties, rules and procedures that shall affect the power of the Board of Directors to manage and direct the business and affairs of this Corporation.

        The Board of Directors shall consist of between three and fifteen directors, with the exact number of directors to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors then in office. The directors shall be divided into three classes, each to consist, as nearly as may be possible, of one-third of the total number of authorized directors fixed by the Board of Directors. At each annual meeting following the initial classification and election, which occurred in 1970 pursuant to Article III, Section 1 of this corporation's by-laws, the directors chosen to succeed those directors whose terms then expire shall be identified as being of the same class as the directors they succeed and shall be elected for a term expiring at the third succeeding annual meeting of stockholders or thereafter when their respective successors in each case are elected and qualified, subject to prior death, resignation, retirement, disqualification, or removal for cause. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class a nearly as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

        Any one or more directors may be removed from office at a meeting of stockholders called expressly for that purpose but only for cause and only by the affirmative vote of holders of at least 80% of the total voting power of all shares then entitled to vote for the election of directors, considered for purposes of this article TENTH as one class., A director whose removal is proposed shall receive reasonable notice and have a reasonable opportunity to present reasons for his or her retention.

        Any vacancy occurring on the Board of Directors, including any vacancy resulting from an increase in the number of directors, may be filled only by a majority of the members of the Board of Directors then in office, although less than a quorum, or by a sole remaining director. Any director so chosen shall hold office for a term that coincides with the remaining term of the class to which he or she has been elected.

        The by-laws of this Corporation may be amended, altered or repealed and new by-laws not inconsistent with any provision of the certificate of incorporation may be made (1) by the affirmative vote of a majority of the members of the Board of Directors then in of f ice, or (2) by the affirmative vote of the holders of at least 80% of the total voting power of all shares of stock of this Corporation entitled to vote in the election of directors, considered for purposes of this Article TENTH as one class.

        The provisions set forth in this Article TENTH may not be amended, altered or repealed in any respect, unless such action is approved by the affirmative vote of the holders of at least 80% of the total voting power of all shares of stock of this Corporation entitled to vote in the election of directors, considered for purposes of this Article TENTH as one class. The voting requirements contained in this Article TENTH shall be in addition to the voting requirements imposed by law or by any other provisions of this certificate of incorporation.

        ELEVENTH:    No action shall be taken by the stockholders of this Corporation except at an annual or special meeting of stockholders, and stockholders may not act by written consent. Special meetings of stockholders may be called only by the Chairman of the Board or a majority of the Board of Directors then in office.

        The provisions set forth in this Article ELEVENTH may not be amended, altered or repealed in any respect, unless such action is approved by the affirmative vote of the holders of at least 80% of the total voting power of all shares of stock of this Corporation entitled to vote in the election of directors, considered for purposes of this Article ELEVENTH as one class. The voting requirements contained in this Article ELEVENTH shall be in addition to the voting requirements imposed by law or by any other provisions of this certificate of incorporation.

        TWELFTH:    A. In addition to any affirmative vote which may be otherwise required, and except as otherwise expressly provided in this Article TWELFTH, any Business Transaction shall require the affirmative vote of holders of at least that number of the voting shares which equals the sum of (i) the number of Voting Shares beneficially owned by all Related Parties that have an interest in the Business Transaction, plus (ii) 80% of the remaining number of Voting Shares that are not beneficially owned by all such Related Parties.

        B.    The provisions of this Article TWELFTH shall not be applicable to any Business Transaction if:

          1.     The Business Transaction was approved by a majority of the Board of Directors prior to the acquisition of 10% or more of the Voting Shares by any Related Party that has an interest in the Business Transaction; or

          2.     A majority of those members of the Board of Directors who are not themselves Related Party Directors has approved the Business Transaction.

        C.    For purposes of this Article TWELFTH:

          1.     "Business Transaction" shall mean:

            (a)   any merger or consolidation of this corporation or any Subsidiary with or into any Related Party or any Associate of a Related Party;

            (b)   any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one or a series of transactions) of all or any Substantial Part of the consolidated assets of this Corporation to or with any Related Party or any Associate of a Related Party;

            (c)   any issuance, sale, exchange, transfer, or other disposition by this Corporation or any Subsidiary (in one or a series of related transactions) of any securities of this Corporation or any Subsidiary to or with any Related Party or any Associate of a Related Party;

            (d)   any spin-off, split-up, reclassification of securities (including any reverse stock split), recapitalization,, reorganization, liquidation, dissolution, merger, or consolidation of this Corporation with any Subsidiary, or any other transaction (whether or not to or with or otherwise involving a Related Party) which has the effect, directly or indirectly, of increasing the proportionate interest of any Related Party or any Associate of a Related Party in the equity securities or assets of this Corporation or any Subsidiary; or

            (e)   adoption of any plan or proposal with respect to any of the foregoing.

        2.     A "person" shall include any individual, firm, corporation, partnership, group, trust, or other entity, organization, or association.

        3.     "Related Party" shall mean any person (other than this Corporation or a Subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the Voting Shares: (a) in connection with determining the required vote by stockholders on any Business Transaction, as of any of the following dates: the record date for the determination of stockholders entitled to notice of or to vote on such Business Transaction or immediately prior to the consummation of any such transaction or the adoption of any plan or proposal with respect thereto; (b) in connection with determining the required vote by stockholders on any amendment, alteration or repeal of this Article TWELFTH pursuant to clauses (i) and (ii) of paragraph E, as of the record date for the determination of stockholders entitled to notice and to vote on such amendment, alteration or repeal; and (c) in connection with determining a "Related Party Director" in respect of any approval by the Board of Directors of the amendment, alteration or repeal of this article TWELFTH pursuant to paragraph E or in respect of any determination made by the Board of Directors pursuant to paragraph D, as of the date at which the vote on such recommendation or determination is being taken, or as close as is reasonably practicable to such date.

        4.     A person shall be the "beneficial owner" of any Voting Shares as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1§34 as in effect on July 26, 1983; provided, however, that a person shall, in any event, also be the beneficial owner of any Voting Shares:

          (a)   which such person, or any of such person I s Associates, beneficially owns, directly or indirectly;

          (b)   which such person or any of such person's Associates, directly or indirectly, (i) has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding; or upon the exercise of conversion rights, exchange rights, warrants, or options; or pursuant to the power to revoke a trust, discretionary account, or other arrangement; or otherwise; or (ii) has or shares the power, or has the right to acquire the exclusive or shared power, to vote pursuant to any agreement, arrangement, relationship, or understanding; or pursuant to the power to revoke a trust, discretionary account, or other arrangement; or otherwise; and

          (c)   which are beneficially owned, directly or indirectly, by any other person with whom or which such first-mentioned person or any of its Associates has any agreement, arrangement, or understanding, or is acting in concert, with respect to acquiring, holding, voting, or disposing of any Voting Shares.

        5.     An "Associate" of a specified person is (a) a person that, directly or indirectly (i) controls, or is controlled by, or is under common control with, the specified person, (ii) is the beneficial owner of 10% or more of any class of equity securities of the specified person, or (iii) has 10% or more of any class of its equity securities beneficially owned, directly or indirectly, by the specified person; (b) any person (other than this Corporation or a Subsidiary) of which the specified person is an officer, director, or other official and any officer, director, partner, or other official of the specified person; (c) any trust or estate in which the specified person serves as trustee or in a similar fiduciary capacity, or any trustee or similar fiduciary of the specified person; and (d) any relative or spouse of the specified person, or any relative of such spouse, who has the same house as the specified person or is an officer or director of any person (other than this Corporation or a Subsidiary), directly or indirectly, controlling or controlled by the specified person.

        6.     "Related Party Director" shall mean each director of this Corporation who (a) is a Related Party or an Associate of a Related Party; (b) has an Associate who is a Related Party or an Associate of a Related Party; (c) was nominated or proposed to be elected as a director of this Corporation by a Related Party or an Associate of a Related Party; or (d) is, or has been nominated or proposed to be elected as, an officer, director or employee of a Related Party or of an Associate of a Related Party.

        7.     "Subsidiary" shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by this Corporation; provided, however, that for the purposes of paragraph C.3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by this Corporation.

        8.     "Substantial Part" of the consolidated assets of this Corporation shall mean Assets of this Corporation and/or any Subsidiary having a book value (determined in accordance with generally accepted accounting principles) in excess of 10% of the book value (determined in accordance with generally accepted accounting principles) of the total consolidated assets of this Corporation, at the end of its most recent quarterly fiscal period ending prior to the time of the determination is made.

        9.     "Voting Shares" shall mean the outstanding shares of all classes of stock of this Corporation entitled to vote for the election of directors, considered for purposes of this Article TWELFTH as one class. "Voting Shares" shall include shares deemed owned through application of paragraph C.4 but shall not include any other Voting Shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

        D.    On the basis of information known to them, a majority of those members of the Board of Directors who are not themselves Related Party Directors shall have the power and duty to make all determinations to be made under this Article TWELFTH, including whether (a) a transaction is a Business Transaction; (b) a person is a Related Party; (c) a person is an Associate of another person; (d) a Related Party or any Associate of a Related Party has an interest in a Business Transaction; (e) the assets subject to any Business Transaction constitute a Substantial Part of the consolidated assets of this Corporation; (f) a transaction has the effect of increasing the proportionate interest of any Related Party or any Associate of a Related Party in the equity securities or assets of this Corporation or any Subsidiary; or (g) a person has an agreement, arrangement, relationship, or understanding, or is acting in concert, with another as to the matters referred to in paragraph C.4. Any such determination shall be conclusive and binding for all purposes of this Article TWELFTH.

        E.    In addition to any affirmative vote which may be otherwise required, any amendment, alteration, or repeal of this Article TWELFTH shall require the affirmative vote of the holders of at least that number of the Voting Shares which equals the sum of (i) the number of Voting Shares beneficially owned by any Related Party, plus (ii) 80% of the remaining number of Voting Shares that are not beneficially owned by any Related Party; provided that this paragraph E shall not apply to, and such vote shall not be required for, any amendment, alteration or repeal approved by at least 80% of those members of the Board of Directors who are not themselves Related Party Directors.

        F.     Nothing contained in this Article TWELFTH shall be construed to relieve any Related Party from any fiduciary obligation imposed by law.

        THIRTEENTH:    From time to time, any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by this certificate of incorporation and by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by this certificate of incorporation and by said laws. All rights at any time conferred upon the stockholders of this Corporation by this certificate of incorporation are granted subject to the provisions of this Article THIRTEENTH. Notwithstanding the foregoing, the provisions set forth in Articles TENTH, ELEVENTH and TWELFTH may not be amended, altered or repealed in any respect unless such amendment, alteration or repeal is approved as specified in each such respective Article.

        FOURTEENTH:    No person who was or is a director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Article to further eliminate or limit, or to authorize further elimination or limitation of, the personal liability of directors for breach of fiduciary duty as a director, then the personal liability of a director to this Corporation or its stockholders shall be eliminated or limited to the full extent permitted by the Delaware General Corporation Law, as so amended.

        Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect the elimination or limitation of the personal liability of a director for any act or omission occurring prior to the effective date of such repeal or modification. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of this Article.

        FIFTEENTH:    A. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer (or, while serving as a director or officer of the Corporation, as an employee, agent or fiduciary) of another corporation, partnership, joint venture, trust or other enterprise, or with respect to any employee benefit plan (or its participants or beneficiaries), or by reason of any action alleged to have been taken or omitted by such person in any such capacity, against costs, charges and other expenses (including attorneys I fees) ("Expenses"), judgments, fines, taxes, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding and any appeal thereof if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding and any appeal thereof by judgment, order, settlement, conviction, or plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        B.    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer (or, while serving as a director or officer of the Corporation, as an employee, agent or fiduciary) of another corporation, partnership, joint venture, trust or other enterprise, or with respect to any employee benefit plan (or its participants or beneficiaries), or by reason of any action alleged to have been taken or omitted by such person in any such capacity against Expenses actually and reasonably incurred by him in connection with the investigation, defense or settlement of such action or suit and any appeal thereof if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity f or such Expenses which the Court of Chancery of Delaware or such other court shall deem proper.

        C.    Notwithstanding any other provision of this Article FIFTEENTH, the Corporation shall indemnify and make advancement of Expenses to any person referred to in paragraph A or B of this Article FIFTEENTH to the full extent permitted under the laws of Delaware and any other applicable laws, as they now exist or as they may be amended in the future.

        D.    To the extent that any person referred to in paragraph A or B of this Article FIFTEENTH has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding and any appeal thereof referred to therein or in defense of any claim, issue or matter therein, he shall be indemnified against Expenses actually and reasonably incurred by him in connection therewith.

        E.    Any indemnification under paragraph A, B, C or D of this Article FIFTEENTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of any person referred to in paragraph A or B of this Article FIFTEENTH is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraph A or B of this Article FIFTEENTH. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

        F.     Expenses incurred by any person referred to in paragraph A or B of this Article FIFTEENTH in defending a civil or criminal action, suit or proceeding and any appeal thereof shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding and any appeal thereof upon receipt by the Corporation of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

        G.    The determination of the entitlement of any person to indemnification under paragraph A, B, C or D of this Article FIFTEENTH or to advancement of Expenses under paragraph F of this Article FIFTEENTH shall be made promptly, and in any event within sixty (60) days after the Corporation has received a written request for payment from or on behalf of a director or officer and payment of amounts due under such paragraphs shall be made immediately after such determination. If payment in full has not been made within sixty (60) days, the right to indemnification or advancement of Expenses provided by this Article. FIFTEENTH shall be enforceable by or on behalf of any person referred to in paragraph A or B of this Article FIFTEENTH in any court of competent jurisdiction. In addition to the other amounts due under this Article FIFTEENTH, Expenses incurred by or on behalf of any person referred to in paragraph A or B of this Article FIFTEENTH in successfully establishing his right to indemnification or advancement of Expenses, in whole or in part, in any such action (or settlement thereof) shall be paid by the Corporation.

        H.    The indemnification and advancement of Expenses provided by this Article FIFTEENTH (1) shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of Expenses may be entitled under any law (common or statutory), by-law, agreement, vote of stockholders or disinterested directors or otherwise, and (2) shall continue as to a person referred to in paragraph A or B of this Article FIFTEENTH and shall inure to the benefit of the heirs, executors and administrators of such a person.

        I.     All rights to indemnification and advancement of Expenses provided by this Article FIFTEENTH shall be deemed to be a contract between the Corporation and each person referred to in paragraph A or B of this Article FIFTEENTH at any time while this Article FIFTEENTH is in effect. Any repeal or modification of this Article FIFTEENTH or any repeal or modification of the relevant provisions of the Delaware General Corporation Law or any other applicable law shall not in any way diminish any rights to indemnification of or advance payments of Expenses to such person or the obligation of the Corporation.

        J.     The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or with respect to any employee benefit plan (or its participants or beneficiaries), against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

        K.    The Board of Directors may, by resolution, extend the indemnification and advancement of Expenses provisions of this Article FIFTEENTH to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was or has agreed to become an employee, agent or fiduciary of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or with respect to any employee benefit plan (or its participants or beneficiaries) of the Corporation or any such other enterprise, or by reason of any action alleged to have been taken or omitted by such person in any such capacity.

        L.    For purposes of this Article FIFTEENTH, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents or fiduciaries so that any person who is or was or has agreed to become a director, officer, employee, agent or fiduciary of such constituent corporation, or is or was serving or has agreed to serve at the request of such constituent corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article FIFTEENTH with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        M.   The invalidity or unenforceability of any provision of this Article FIFTEENTH shall not affect the validity or enforceability of the remaining provisions of this Article FIFTEENTH.

Signed and attested to on January 9, 1985.

President

ATTEST:

Secretary

(CORPORATE SEAL)